Exhibit (a)(1)(A)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO PURCHASE FOR CASH

ALL OF OUR OUTSTANDING COMMON STOCK PURCHASE WARRANTS

AT A PURCHASE PRICE OF $1.00 PER WARRANT

BY

SUMMER INFANT, INC.

OCTOBER 9, 2007

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 5, 2007, UNLESS SUMMER EXTENDS THE TENDER OFFER.

Summer Infant, Inc., a Delaware corporation (the “Company” or “Summer” or “we” or “us”), is offering to purchase for cash all of our outstanding common stock purchase warrants (“Warrants”), upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and the Letter of Transmittal (the “Letter of Transmittal”), which together, as each may be amended and supplemented from time to time, constitute the offer (the “Offer”). On the terms and subject to the conditions of the Offer, Summer will pay $1.00 per Warrant, net to the seller in cash, without interest, for Warrants properly tendered and not properly withdrawn. Warrants not purchased in the Offer will be returned to the tendering warrant holders at our expense promptly after the expiration of the Offer.

The Offer is not conditioned upon any minimum number of Warrants being tendered. The Offer also is not conditioned upon any required financing. Utilizing our existing cash and credit facilities, we will have sufficient funds on hand to purchase any and all Warrants validly tendered and not withdrawn in the Offer. As such, we believe there are no significant conditions to the Offer. There are, however, certain customary conditions to the Offer.

The Offer and our purchase of any Warrants in the Offer shall not affect the exercise prices, exercise period or other terms of the Warrants, if any, remaining outstanding following the Offer or our right to redeem outstanding Warrants if and when permitted to do so in the future under the current terms of the Warrants.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO WARRANT HOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR WARRANTS. YOU SHOULD CAREFULLY READ THE INFORMATION IN THIS OFFER TO PURCHASE, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR WARRANTS IN THE OFFER.

The Warrants are listed and traded on the Nasdaq Capital Market (“Nasdaq”) under the trading symbol “SUMRW.” Our common stock is listed on Nasdaq under the trading symbol “SUMR.” We recommend that warrant holders obtain current market quotations for our securities prior to making any decision with respect to the Offer. See The Tender Offer—Section 6.

You may direct questions and requests for assistance to Morrow & Co., Inc., the information agent for the Offer, at the address and telephone numbers set forth below and on the back cover page of this document. You also may direct requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery to the information agent.

The Information Agent for the Offer is:

Morrow & Co., Inc.

470 West Avenue—3rd Floor

Stamford, CT 06902

Banks and Brokerage Firms, Please Call: (203) 658-9400

Warrant Holders Call Toll Free: (800) 607-0088

October 9, 2007

IMPORTANT PROCEDURES

If you want to tender all or some of your Warrants, you must do one of the following before the Offer expires:

•	if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you;

•

if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the Depositary for this Offer; or

•

if you are an institution participating in The Depository Trust Company, which we call the “book-entry transfer facility” in this document, tender your Warrants according to the procedure for book-entry transfer described in The Tender Offer—Section 2.

If you want to tender your Warrants but:

•	your certificates for the Warrants are not immediately available or cannot be delivered to the Depositary; or

•	you cannot comply with the procedure for book-entry transfer; or

•	your other required documents cannot be delivered to the Depositary before the expiration of the Offer; then you can still tender your Warrants if you comply with the guaranteed delivery procedure described in The Tender Offer—Section 2.

Summer has not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Warrants in the Offer. Summer has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or incorporated by reference herein or in the Letter of Transmittal. If given or made, you must not rely upon any such information or representation as having been authorized by Summer or the information agent. Our board of directors has approved the Offer. However, you must make your own decision whether to tender your Warrants and, if so, how many.

No federal or state securities commission nor any other regulatory authority has passed upon the accuracy or adequacy of this Offer to Purchase. Any representation to the contrary is unlawful.

Summer is not making the Offer to (nor will we accept any tender of Warrants from or on behalf of) holders in any jurisdiction in which the making of the Offer or the acceptance of any tender of Warrants would not be in compliance with the laws of such jurisdiction. However, Summer may, at its discretion, take such action as Summer may deem necessary for it to make the Offer in any such jurisdiction and extend the Offer to holders in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on Summer’s behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

i

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INTRODUCTION

To the Holders of our Warrants:

We invite our warrant holders to tender Warrants for purchase by us. Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal, which together, as each may be amended and supplemented from time to time, constitute the offer (the “Offer”), we are offering to purchase all of our outstanding Warrants, at a price of $1.00 per Warrant, net to the seller in cash, without interest. We will return tendered Warrants that we do not purchase to the tendering warrant holders at our expense promptly after the Expiration Date. See The Tender Offer—Section 1.

The Offer will expire at 5:00 p.m., New York City time, on November 5, 2007, unless extended (such date and time, as the same may be extended, the “Expiration Date”). We may extend the period of time in which the Offer will remain open.

Our directors and executive officers who own Warrants are entitled to participate in the Offer on the same terms as all other warrant holders. We have been advised that our chairman of the board, Dr. Marlene Krauss, intends to tender all 1,350,000 Warrants owned by her in the Offer.

Warrant holders must complete the Letter of Transmittal in order to properly tender Warrants.

We will pay the purchase price, net to the tendering warrant holders in cash, without interest, for all Warrants that we purchase in the Offer. Tendering warrant holders whose Warrants are registered in their own names and who tender directly to Continental Stock Transfer & Trust Company, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of the Warrants by us under the Offer. If you own your Warrants through a bank, broker, dealer, trust company or other nominee and that person tenders your Warrants on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The Offer is not conditioned upon any minimum number of Warrants being tendered. The Offer also is not conditioned upon any required financing. Utilizing our existing cash and credit facilities, we will have sufficient funds on hand to purchase any and all Warrants validly tendered and not withdrawn in the Offer. As such, we believe there are no significant conditions to the Offer. There are, however, certain customary conditions to the Offer. See The Tender Offer—Section 5.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO WARRANT HOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR WARRANTS. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR WARRANTS IN THE OFFER.

As of September 30, 2007, we had 18,400,000 warrants issued and outstanding, assuming that all our remaining outstanding Units are separated, representing 100% of the Company’s outstanding warrants. The warrants are listed and traded on the Nasdaq Capital Market under the symbol “SUMRW.” We recommend that warrant holders obtain current market quotations for the Warrants. See The Tender Offer—Section 6.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We recommend that you read the entire Offer to Purchase and the Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Securities Sought:	All of the outstanding warrants of Summer.

Price Offered Per Warrant:	$1.00

Schedule Expiration of Offer:	5:00 p.m., New York City time on November 5, 2007, unless extended.

Purchaser:	The purchaser is Summer Infant, Inc., a public company and issuer of the Warrants whose principal business address is 1275 Park East Drive, Woonsocket, Rhode Island 02895.

Market Price of Warrants:	The last sale price of our warrants as reported by Nasdaq on October 4, 2007 was $0.60 per Warrant.

Market Price of Common Stock:	The last sale price of our Common Stock as reported by Nasdaq on October 4, 2007 was $4.61 per share.

QUESTIONS AND ANSWERS ABOUT THE OFFER

How many warrants will Summer purchase?	We will purchase up to 18,400,000 warrants, constituting all of our outstanding warrants, assuming separation of our remaining outstanding Units.

Is the Offer conditioned upon any minimum number of Warrants being tendered?	No. The Offer is not conditioned on any minimum number of Warrants being tendered. Summer will purchase any and all Warrants tendered in accordance with the terms of the Offer as described herein.

How will Summer pay for the Warrants?

We will need approximately $18,700,000 to purchase the Warrants, including estimated expenses of the Offer of approximately $300,000. We anticipate that we will fund the purchase of Warrants tendered in the Offer through use of our existing cash and borrowings under our existing credit facilities. See The Tender Offer—Section 7.

How long do I have to tender my Warrants?

You may tender your Warrants until the Offer expires. The Offer will expire on November 5, 2007, at 5:00 p.m., New York City time, unless we extend it (such time and date, as it may extended, the “Expiration Date”). See The Tender Offer—Section 1.

Can the Offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the Offer. If we extend the Offer, we will delay the acceptance of any Warrants that have been tendered. We can terminate the Offer under certain circumstances. See The Tender Offer—Sections 5 and 10.

How will I be notified if Summer extends the Offer or amends the terms of the Offer?

We will issue a press release by 9:00 a.m., New York City time, on the business day after the scheduled Expiration Date if we decide to extend the Offer. We will announce any amendment to the Offer by making a public announcement of the amendment. See The Tender Offer—Section 10.

What is the purpose of the Offer?

The purpose of the Offer is to reduce the number of Warrants outstanding in order to provide greater certainty to investors and potential investors regarding the number of shares of our Common Stock that are, and that may become, outstanding. Summer’s board of directors believes that the substantial number of Warrants now outstanding creates confusion in the marketplace as well as opportunity for arbitrage activities that adversely affect the trading price of our Common Stock.

Are there any conditions to the Offer?

While the Offer is not conditioned upon any minimum number of Warrants being tendered or our receipt of financing, it is subject to customary conditions, such as the absence of court and governmental action prohibiting, challenging or restricting the Offer.

If the Offer is consummated, will the Warrants continue to trade on Nasdaq?

We are seeking to purchase up to 18,400,000 of our outstanding Warrants. If the Offer is consummated but less than all of the Warrants have been tendered, we would expect the number of warrant holders and the number of outstanding warrants that might otherwise trade publicly to be significantly reduced. We cannot predict whether such reductions will cause the Warrants to be delisted from Nasdaq or have an adverse effect on the market price for, or marketability of, the Warrants or whether such reductions will cause future market prices of any remaining Warrants to be greater or less than the price paid by us in the Offer. See The Tender Offer—Section 6.

Following the Offer, will Summer continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions will not cause Summer’s common stock to be delisted from Nasdaq or stop Summer being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How do I tender my Warrants?	The Offer will expire at 5:00 p.m., New York City time, on November 5, 2007, unless Summer extends the Offer. To tender your Warrants prior to the expiration of the Offer:

•

you must deliver certificate(s) for the Warrants and a properly completed and duly executed Letter of Transmittal to the Depositary at the address appearing on the back cover page of this Offer to Purchase; or

•	the Depositary must receive a confirmation of receipt of your Warrants by book-entry transfer and a properly completed and duly executed Letter of Transmittal; or

•	you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you, and such person must effect the transaction for you; or

•	you must comply with the guaranteed delivery procedure.

You should contact the information agent for assistance.

If a broker, dealer, commercial bank, trust company or other nominee holds your Warrants, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine their applicable deadline. See The Tender Offer—Section 2.

Once I have tendered Warrants in the Offer, can I withdraw my tender?	You may withdraw any Warrants you have tendered at any time before the Expiration Date.

How do I withdraw Warrants I previously tendered?

You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Warrants to be withdrawn and the name of the registered holder of those Warrants. Some additional requirements apply if the Warrant certificates to be withdrawn have been delivered to the Depositary or if your Warrants have been tendered under the procedure for book-entry transfer set forth in The Tender Offer—Section 2.

Has Summer or its board of directors adopted a position on the Offer?

The board of directors of Summer has approved the Offer. However, neither Summer nor its board of directors makes any recommendation to warrant holders as to whether to tender or refrain from tendering their Warrants. You should read carefully the information in this Offer to Purchase including our reasons for making the Offer, and in the Letter of Transmittal, before making your decision whether to tender your Warrants. Our directors and executive officers who own Warrants are entitled to participate in the Offer. We have been advised that our chairman of the board, Dr. Marlene Krauss, intends to tender all 1,350,000 Warrants owned by her in the Offer.

If I decide not to tender, how will the Offer affect my Warrants?	Warrant holders who choose not to tender will not receive cash for their Warrants and will remain holders of Warrants entitled to exercise them on their terms for the purchase of Common Stock.

What is the recent market price for the Warrants?

On October 4, 2007, the last trading day prior to the printing of this Offer to Purchase, the reported closing price of the Warrants on Nasdaq was $0.60. We recommend that you obtain current market quotations for the Warrants. See The Tender Offer—Section 6.

When will Summer pay for the Warrants I tender?

We will pay the purchase price, net to you in cash, without interest, for the Warrants we purchase promptly after the expiration of the Offer and the acceptance of the Warrants for payment. See The Tender Offer—Section 4.

Will I have to pay brokerage commissions if I tender my Warrants?

If you are a registered warrant holder and you tender your Warrants directly to the Depositary, you will not incur any brokerage commissions. If you hold Warrants through a broker, dealer, commercial bank, trust company or other nominee, we recommend that you consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See The Tender Offer—Section 2.

What are the United States federal income tax consequences if I tender my Warrants?

Generally, your receipt of cash from us in exchange for tendered Warrants will be a taxable transaction for United States federal income tax purposes. The cash you receive for your rendered Warrants will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the Warrants purchased by us or as a distribution from us in respect of shares of our common stock. We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer. Non-United States Holders (as defined in Special Factors—Section 5) are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedures. See Special Factors—Section 5 for a more detailed discussion of the tax treatment of the Offer.

Will I have to pay any transfer tax if I tender my Warrants?

If you are the registered holder and you instruct the Depositary in the Letter of Transmittal to make the payment for the Warrants directly to you, then generally you will not incur any transfer tax. See The Tender Offer—Section 4.

To whom can I talk if I have questions?	The information agent can help answer your questions. The information agent is:

Morrow & Co., Inc.
470 West Avenue—3rd Floor
Stamford, CT 06902

Banks and Brokerage Firms,
Please Call: (203) 658-9400

Warrant Holders
Call Toll Free: (800) 607-0088

RISK FACTORS AND FORWARD-LOOKING STATEMENTS

This Offer to Purchase (including any documents incorporated by reference) contains forward-looking statements. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “elect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases, including references to assumptions. These forward-looking statements involve risks and uncertainties, internal and external, which may cause the Company’s actual future activities and results of operations to be materially different from those suggested or described in this document. Investors are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of their dates.

Please refer to the Company’s filings with the Securities and Exchange Commission (the “SEC”), including our Form 10-K for the year ended December 31, 2006 and our Proxy Statement, dated February 13, 2007, for a discussion of these risks.

Additional risks relating to the Offer that could materially and negatively impact the Company include:

•

Consummation of the Offer may increase our indebtedness and interest expense and create a greater ratio of indebtedness to stockholders’ equity. We may utilize our existing credit facilities to finance the Offer and the expenses related thereto. If these credit facilities are utilized in connection with the Offer, our indebtedness and interest expense will increase substantially. Such increased levels of indebtedness and higher interest expense may make it difficult for us to service our indebtedness or incur future indebtedness on attractive terms or at all. In addition, our indebtedness would become more substantial in relation to stockholders’ equity. After giving pro forma effect to the consummation of the Offer and use of our credit facilities to fund 100% of amounts paid to warrant holders in the Offer (assuming 100% acceptance) and the expenses related to the Offer, the Company would have had total indebtedness (net of cash) of approximately $18,659,000 and stockholders’ equity of approximately $47,034,000 at June 30, 2007. As a result, if we utilize our existing credit facilities to fund all or a portion of the Offer, we will experience substantially higher interest expense and we cannot predict with certainty the amount of such increase.

•

To the extent we utilize our existing credit facilities to finance the Offer, we will reduce our ability to borrow under such facilities to fund our operations and other activities. Amounts available for borrowing under our existing credit facilities will be reduced to the extent we utilize these credit facilities to fund the Offer. Accordingly, our ability to borrow under these credit facilities to finance our business and operations will be reduced. To the extent we need to borrow amounts greater than those available under our credit facilities, we will need to either obtain additional financing or credit facilities or obtain increases under these existing credit facilities. If we are not able to secure such financing, new credit lines or increases to our existing credit facilities, our operations and financial condition could be adversely affected.

SPECIAL FACTORS

1.	Purpose of the Offer.

The purpose of the Offer is to reduce the number of Warrants outstanding in order to provide greater certainty to investors and potential investors regarding the number of shares of our Common Stock that are, and that may become, outstanding. As of September 30, 2007, Summer had outstanding warrants to purchase up to 18,400,000 shares of our common stock, assuming separation of our remaining outstanding Units. Our board of directors determined that the existence of these warrants has a detrimental and dilutive effect on the ownership value of the company. In addition, our board of directors believes that the substantial number of Warrants outstanding creates confusion in the marketplace as well as opportunity for arbitrage activities that adversely affect the trading price of our securities.

Although the Warrants are listed and trade on the Nasdaq Capital Market, we believe the tender offer provides warrant holders with an opportunity to obtain liquidity with respect to all or a portion of their Warrants without the potential disruption to the market price and costs associated with brokerage commissions and without the unpredictable transaction costs with private market sales. In considering the tender offer, our board of directors and management evaluated our operations, strategy, and expectations and determined that repurchasing the Warrants at this time constitutes a prudent use of our financial resources.

Our board of directors has approved the Offer. However, neither Summer nor our board of directors makes any recommendation to warrant holders as to whether to tender or refrain from tendering their Warrants. Warrant holders should carefully evaluate all information in the Offer, should consult their own investment and tax advisors, and should make their own decisions about whether to tender Warrants, and, if so, how many Warrants to tender.

2.	Effects of the Offer.

We are seeking to purchase all of our outstanding Warrants. The tender offer may present some potential risks and disadvantages to our continuing warrant holders and stockholders, including the use of our line of credit to repurchase the warrants, with the costs associated therewith and adversely affecting the value of our common stock by acquiring some or all of these warrants, at a premium to the current market price of the Warrants.

If 100% of the Warrants are tendered and purchased in the Offer, that class of our securities would no longer be listed on Nasdaq or publicly traded. In any event where the Offer is consummated but less than 100% of the Warrants have been tendered, we would expect the number of warrant holders and the number of outstanding warrants that might otherwise trade publicly to be significantly reduced. We cannot predict whether such reductions will have an adverse effect on the market price for, or marketability of, the Warrants or whether such reductions will cause future market prices of any remaining Warrants to be greater or less than the price paid by us in the Offer. We also cannot predict whether this Offer to purchase the Warrants will have an adverse or beneficial effect on the market price for, or marketability of, our common stock.

If less than 100% of the Warrants are tendered in the Offer, we cannot assure you that the Warrants will continue to be listed on Nasdaq or if delisted from Nasdaq, whether they will become quoted on OTCBB. Whether or not the Warrants remaining outstanding following the Offer become quoted on the OTCBB should they be delisted from Nasdaq will depend on whether, among other things, Summer continues to remain current in its financial reporting with the SEC and one or more market makers decide to make a market for the Warrants. Should Warrants remain outstanding following the Offer and the Warrants are no longer quoted on Nasdaq, we cannot assure you that the Warrants will become quoted on the OTCBB or that any other active trading market will remain for the Warrants following the Offer. The extent of any public market for the Warrants would depend upon the remaining number of holders of Warrants, the aggregate market value of the Warrants remaining following the Offer, the interest in maintaining a market in the Warrants on the part of securities firms, and other factors.

Based upon published guidelines of Nasdaq, Summer does not believe that its purchase of Warrants under the Offer will cause its common stock to be delisted from Nasdaq.

The Warrants are currently “margin securities” under the rules of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the Warrants as collateral. It is possible that following the purchase of Warrants under the Offer, the Warrants will no longer continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

3.	Fairness of the Offer.

On September 19, 2007, our board of directors approved the tender offer as fair and in the best interests of Summer and its warrant holders. The board of directors took in to account a number of factors, including the following material factors, in support of its determination that the tender offer is fair and in the best interest of Summer and its warrant holders:

•	Our financial condition and results of operations for the year ended December 31, 2006 and the first six months of fiscal year 2007.

•	The likelihood that the transaction would be consummated.

•

The fact that the warrant holders would be able to participate in the tender offer by selling a portion of their warrants, in some instances, and have the opportunity to participate in any future growth following consummation of the tender offer by retaining a portion of their warrants.

•	The fact that the tender offer is a voluntary transaction in which warrant holders may or may not choose to participate.

•	The limited trading market for the Warrants, including limited liquidity and trading volume.

The tender offers also provide warrant holders with an opportunity to obtain liquidity with respect to the Warrants without potential disruption to the warrant price, given the limited trading volume of the Warrants and the usual transaction costs associated with market sales, including brokerage fees and commissions.

In approving the tender offer, our board of directors weighed the costs and risks, including the transaction costs associated with the offer, the risks of not completing the offer, and the potential adverse impact of the offer on the trading market for untendered Warrants. Our board of directors determined that the benefits of the offers outweighed these costs and risks.

Our board of directors did not entertain any alternative transactions as a factor in its evaluation of the fairness of the transaction, although the board of directors recognized that decreasing the dilution through the tender offer would improve the capital structure of the Company on a longer-term basis. Our board of directors has elected to offer a premium to the market value of the Warrants as the board of directors believes the premium offer price will maximize the tender offer participation. Given our view that the Warrants are significantly dilutive to current common stockholder ownership interests, the advantages of maximizing tender offer participation are viewed to outweigh the higher costs of offering a premium to the market value of the Warrants.

We did not retain any independent representative or consultant to render a fairness opinion or to provide any analysis in connection with the tender offer. We concluded that the offer is fair and in the best interests of Summer and the warrant holders based on the board of directors’ and management’s own analysis, in light of the factors described above.

In view of the wide variety of factors considered in connection with its evaluation of the tender offers, our board of directors has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the tender offer.

Our board of directors has approved the tender offer. Dr. Marlene Krauss, the chairman of our board of directors, currently owns 1,350,000 Warrants, or approximately 7.7% of the outstanding Warrants. Because of her warrant holdings, Dr. Krauss recused herself from the vote approving the tender offer. Our non-employee directors, who comprise a majority of our board of directors, have approved the tender offer. The tender offer does not require the approval of our warrant holders. Despite the fact that our tender offer is not structured to require the approval of our warrant holders, we believe that our tender offer is fair with respect to the price offered. We base these beliefs on the unanimous approval of the tender offer by all of our non-employee directors and on the following factors:

•	all warrant holders will receive the same consideration per Warrant;

•	warrant holders are provided with full disclosure of the terms and conditions of the tender offer; and

•	warrant holders are afforded sufficient time to consider the tender offer.

All warrant holders are being notified of the tender offer and the implications of the tender offer on their holdings, and all warrant holders are afforded sufficient time to consider the tender offer. See Special Factors—Section 2 for a detailed discussion of potential consequences that may result from remaining a holder of the Warrants.

4.	Interests of Directors and Executive Officers.

As of September 30, 2007, Summer had 18,400,000 issued and outstanding Warrants with an exercise price of $5.00, assuming separation of our remaining outstanding Units. The Warrants we are offering to purchase under the Offer represent 100% of the Warrants outstanding.

As of September 30, 2007, Summer’s chairman of the board, Dr. Marlene Krauss, owned 1,350,000, or 7.7%, of the outstanding Warrants and she has indicated that she intends to tender all of her Warrants in the Offer on the same terms as all other warrant holders. While no other directors or executive officers of Summer currently beneficially own any Warrants, they would also be entitled to participate in the Offer on the same terms as all other warrant holders.

The following table shows the number of Warrants beneficially owned by each director; by the Company’s principal executive officer; principal financial officer and by the other executive officers of the Company; and by all directors and executive officers as a group.

The information set forth below is as of September 30, 2007:

Name of director or executive officer	Title	Number of Warrants Beneficially Owned	Percentage of Total Warrants Outstanding
Dr. Marlene Krauss	Chairman of the Board and Director	1,350,000	7.7%

Jason Macari	Chief Executive Officer and Director	0	*

Joseph Driscoll	Chief Financial Officer	0	*

Steven Gibree	Executive Vice President and Director	0	*

Rachelle Harel	Director of Summer Infant Europe	0	*

Myra Hart	Director	0	*

Martin Fogelman	Director	0	*

Robert Stebenne	Director	0	*

Richard Wenz	Director	0	*

All directors and executive officers as a group (9 persons)		1,350,000	7.7%

Based on Summer’s records and information provided to Summer by its directors, executive officers, associates and subsidiaries, neither Summer, nor any directors or executive officers of Summer or any associates or subsidiaries of Summer, has effected any transactions in the Warrants during the 60-day period before the date hereof.

5.	Material Federal Income Tax Consequences.

The following is a summary of material United States federal income tax consequences of the Offer to Warrant holders whose Warrants are properly tendered and accepted for payment pursuant to the Offer. Those warrant holders who do not participate in the Offer should not have any United States federal income tax consequences as a result of the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, all as of the date hereof and any changes to which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This summary addresses only Warrants held as capital assets. It does not address all of the tax consequences that may be relevant to particular stockholders because of their personal circumstances (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, “S” corporations, partnerships (including entities treated as partnerships for United States federal incomes tax purposes), expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who hold warrants as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction, or United States Holders (as defined below) that have a functional currency other than the United States dollar). This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws.

In addition, if a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a warrant holder, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A warrant holder that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of participating in the Offer.

For purposes of this summary, a “United States Holder” is a beneficial owner of Warrants that for United States federal income tax purposes is any of the following:

•	a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or certain other trusts considered United States Holders for United States federal income tax purposes.

A “Non-United States Holder” is a beneficial owner of Warrants other than a United States Holder or an entity or arrangement treated as a partnership for United States federal income tax purposes.

Warrant holders should consult their own tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of any state, local or foreign tax laws.

Consequences of the Offer to United States Holders

Characterization of the Purchase—Distribution vs. Sale Treatment. Our purchase of Warrants from a United States Holder pursuant to the Offer will be a taxable transaction for United States federal income tax purposes.

As a consequence of any such purchase, a United States Holder will, depending on the United States Holder’s particular circumstances, be treated either as having sold the Warrants or as having received a distribution in respect of such United States Holder’s Warrants.

We cannot predict whether any particular United States Holder will be subject to sale or distribution treatment.

Section 302 Tests—Determination of Sale or Distribution Treatment.

Our purchase of Warrants pursuant to the Offer will be treated as a sale of the Warrants by a United States Holder if any of the following Section 302 tests is satisfied:

•	as a result of the purchase, there is a “complete redemption” of the United States Holder’s equity interests in us;

•	as a result of the purchase, there is a “substantially disproportionate” reduction in the United States Holder’s equity interest in us; or

•	the receipt of cash by the United States Holder is “not essentially equivalent to a dividend.”

As indicated above, if none of these tests is met with respect to a particular United States Holder, then our purchase of Warrants pursuant to the Offer will be treated as a distribution. In applying the Section 302 tests, the constructive ownership rules of Section 318 of the Code generally apply. As a result, a United States Holder is treated as owning not only Warrants and shares of our Common Stock actually owned by such holder but also Warrants and shares of our Common Stock actually (and in some cases constructively) owned by certain related entities and individuals. Under the constructive ownership rules, a United States Holder will be considered to own Warrants and shares of our Common Stock owned, directly or indirectly, by certain members of the holder’s family and certain entities (such as corporations, partnerships, trust and estates) in which the United States Holder has an equity interests, as well as certain shares of our Common Stock which the United States Holder has an option to acquire.

•

Complete Redemption. The purchase of Warrants pursuant to the Offer will result in a “complete redemption” of a United States Holder’s equity interest in the Company, if, immediately after such purchase, such holder owns, actually and constructively, no Warrants and no shares of the Common Stock. In applying the “complete redemption” test, a United States Holder may be able to waive the application of constructive ownership through the family attribution rules, provided that such holder complies with the provisions of Section 302(c) of the Code and applicable Treasury Regulations. A United States Holder wishing to satisfy the “complete redemption” test through satisfaction of the special conditions set forth in Section 302(c) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions. A United States Holder who holds Warrants or options to acquire shares of our Common Stock will be treated as the constructive owner of such shares of our Common Stock, and therefore will not be eligible for “complete redemption” treatment.

•

Substantially Disproportionate. In general, our purchase of a United States Holder’s Warrants pursuant to the Offer will be “substantially disproportionate” as to a United States Holder if, immediately after the purchase, the percentage of Warrants and the outstanding shares of our Common Stock that the United States Holder actually and constructively owns (including shares of the Common Stock constructively owned as a result of the ownership of options) is less than 80% of the percentage of the outstanding Warrants and shares of our Common Stock actually and constructively owned by the United States Holder immediately before the purchase.

•

Not Essentially Equivalent to a Dividend. Our purchase of a United States Holder’s Warrants pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the United States Holder’s proportionate interest in us, given the United States Holder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” A United States Holder who intends to qualify for sale treatment by demonstrating that the proceeds received from us are “not essentially equivalent to a dividend” are strongly urged to consult their tax advisor because this test will be met only if the reduction in such holder’s proportionate interest in us is “meaningful” given the particular facts and circumstances of the holder in the context of the Offer. In particular, depending on the total number of Warrants purchased pursuant to the Offer, it is possible that a tendering warrant holder’s percentage interest in us (including any interest attributable to shares of the Common Stock constructively owned by the warrant holder as a result of the ownership of Warrants or options) could increase even though the total number of shares of our Common Stock beneficially owned by such warrant holder decreases.

If a United States Holder sells Warrants to persons other than us, gain or loss recognized on such sales will be capital gain or loss and will be long-term capital gain or loss if the holder held the Warrants for more than one year at the date of the sale. If such sale occurs at or about the time such holder also sells Warrants pursuant to the Offer, and the various sales effected by the United States Holder are part of an overall plan to reduce or terminate such holder’s proportionate interest in us, then the sales to persons other than us may, for United States federal income tax purposes, be integrated with the United States Holder’s sale of Warrants pursuant to the Offer and, if integrated, should be taken into account in determining whether such holder satisfies any of the Section 302 tests with respect to Warrants sold to us.

If a warrant holder does not satisfy any of the Section 302 tests, the purchase will not be treated as a sale or exchange and the amount received by the warrant holder from us will be treated as a dividend to the United States Holder to the extent of the United States Holder’s share of our current and accumulated earnings and profits, if any, as determined under United States federal income tax principles. Such a dividend would be includible in the United States Holder’s gross income without reduction for the tax basis of the Warrants sold, and no current loss would be recognized. Currently, if certain holding period and other requirements are met. dividends are taxable at a maximum rate for individual United States Holders of 15%, which is the same as the maximum tax rate for long-term capital gains. To the extent that the amount received by a United States Holder exceeds the United States Holder’s share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the United States Holder’s tax basis in its Warrants and shares of the Common Stock and any reminder will be treated as capital gain from the sale of the Warrants. To the extent that a purchase of a United States Holder’s Warrants by us in the Offer is treated as the receipt of a dividend, the United States Holder’s remaining adjusted tax basis (after the adjustment as described in the preceding sentence) in the purchased Warrants will be added to any Warrants and shares of the Common Stock retained by the United States Holder, subject to certain adjustments in the case of a corporate stockholder.

To the extent that a corporate United State Holder is treated as receiving a dividend, as described above, it may be eligible for a dividends received deduction (subject to applicable limitations). In addition, any amount received by a corporate United States Holder that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code, thereby resulting in a reduction of tax basis or possible gain recognition in any amount equal to the non-taxed portion of the dividend. Corporate United States Holders should consult their own tax advisors as to the application of Section 1059 of the Code to the Offer and the tax consequences of dividend treatment of the purchase of Warrants pursuant to this Offer in their particular circumstances.

See The Tender Offer—Section 2 with respect to the application of U.S. federal backup withholding tax to payments made pursuant to the Offer.

Consequences of the Offer to Non-United States Holders

The United States federal income tax treatment of our purchase of Warrants from a Non-United States Holder pursuant to the Offer will depend on whether such holder is treated, based on the Non-United States

Holder’s particular circumstances, as having sold the Warrants or as having received a distribution in respect of such Non-United States Holder’s Warrants. The appropriate treatment of the purchase of Warrants will be determined in the manner described above with respect to the United States federal income tax treatment of a purchase of Warrants pursuant to the Offer in the case of United States Holders (see “Consequences of the Offer to United States Holders—Section 302 Tests—Determination of Sale or Distribution Treatment”).

A Non-United States Holder that satisfies any of the Section 302 tests explained above will be treated as having sold the Warrants purchased by us pursuant to the Offer. A Non-United States Holder will generally not be subject to United States federal income tax (and would be eligible to obtain a refund of any amounts withheld as described below) on gain recognized on a sale of Warrants unless any one or more of the following is true:

•

the gain is effectively connected with a trade or business of the Non-United States Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder;

•

in the case of an individual Non-United States Holder who holds the stock as a capital asset, the individual is present in the United States for 183 days in the taxable year of the disposition and certain other conditions are met; or

•

in the case of a Non-United States Holder who owns or has owned, directly or indirectly, during the relevant statutory period more than 5% of our stock, we are or have been a “United Sates real property holding corporation” and certain other requirements are met.

We do not believe that we have been or currently are a “United States real property holding corporation.” Individual Non-United States Holders who are treated, for United States federal income tax purposes, as having sold their Warrants to us pursuant to the Offer and that are present in the United States for 183 days or more during the year will be taxed on their gains from the sale of the Warrants, net of applicable United States gains and losses from sale or exchanges of other capital assets incurred during the year, at a flat rate of 30%. Non-United States Holders who are treated as having sold their Warrants to us pursuant to the Offer and that are subject to United States federal income tax on such sale (as described above) generally will be taxed on such sale in the same manner in which a United States Holder would be taxed.

If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of Warrants under the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s Warrants or shares of our Common Stock. The treatment, for United States federal income tax purposes, of such distribution as a dividend, a tax-free return of capital, or as a capital gain from the sale of Warrants will be determined in the manner described above with respect to the United States federal income tax treatment of a purchase of Warrants pursuant to the Offer in the case of United States Holders (see “Consequences of the Offer to United States Holders—Characterization of the Purchase—Distribution vs. Sale Treatment”). As described more fully below, to the extent amounts received by a Non-United States Holder are treated as a dividend, such Non-United States Holder will be subject to withholding.

Withholding For Non-United States Holders. Because, as described above, we cannot predict whether any particular warrant holder will be subject to sale or distribution treatment, the Depositary generally will treat the cash received by a Non-United States Holder participating in the Offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold United States federal income tax equal to 30% of the gross proceeds payable to the Non-United States Holder or his or her agent, unless (i) an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or such gross proceeds are effectively connected with the conduct of a trade or business of the Non-United States Holder within the United States and (ii) the warrant holder so certifies on the appropriate IRS Form W-8 as described below. In order to obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN and/or W-8IMY. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid under the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. If tax is withheld, a Non-United States Holder may be eligible to obtain a refund of all or a portion of such tax withheld if such Non-United States Holder satisfies one of the Section 302 tests described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Backup withholding generally will not apply to amounts subject to the 30% or treaty-reduced rate of United States federal income tax withholding.

NON-UNITED STATES HOLDERS MAY BE SUBJECT TO INCOME TAX ON THE SALE OF WARRANTS PURSUANT TO THE OFFER, EVEN IF SUCH HOLDERS WOULD NOT BE SUBJECT TO TAX IF THOSE SAME WARRANTS WERE SOLD ON THE OPEN MARKET. IN ADDITION, NON-UNITED STATES HOLDERS MAY BE SUBJECT TO A 30% WITHHOLDING TAX ON THE SALE OF WARRANTS PURSUANT TO THE OFFER, EVEN IF THE TRANSACTION IS NOT SUBJECT TO INCOME TAX. NON-UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION OF UNITED SATES FEDERAL INCOME TAX WITHHOLDING RULES, ELIGIBILITY FOR A REDUCTION OF OR AN EXEMPTION FROM WITHHOLDING TAX, AND THE REFUND PROCEDURE.

Information Reporting and Backup Withholding. Payments made to warrant holders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, the Depositary will be required to backup withhold at the applicable statutory rate on the purchase price paid to certain warrant holders (who are not “exempt” recipients) pursuant to the Offer. To avoid such backup withholding, each such United States Holder must provide the Depositary with such stockholder taxpayer identification number and certify that such warrant holder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish to the satisfaction of the Depositary that such warrant holder is not subject to backup withholding. Certain “exempt” recipients (including, among others, all corporations and certain Non-United States Holders) are not subject to these backup withholding requirements. For a Non-United States Holder to qualify for such exemption, such Non-United States Holder must submit an IRS Form W-8BEN (or other applicable IRS form), signed under penalties of perjury, attesting to such Non-United States Holding’s exempt status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the warrant holder’s United States federal income tax liability if certain required information is furnished to the IRS. Warrant holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions of the Offer, Summer will purchase up to all of its outstanding Warrants, or such fewer number of Warrants as are properly tendered and not properly withdrawn in accordance with The Tender Offer—Section 3, before the scheduled Expiration Date of the Offer, at a price of $1.00 per Warrant, net to the seller in cash, without interest.

The term “Expiration Date” means 5:00 p.m., New York City time, on November 5, 2007, unless and until Summer shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by Summer, shall expire. See The Tender Offer—Section 10. The withdrawal rights expire on the Expiration Date; provided that tendered Warrants may be withdrawn after 5:00 p.m., New York City time, on November 5, 2007, unless theretofore accepted for payment as provided in this Offer to Purchase. See The Tender Offer—Section 3.

If we:

•	increase or decrease the price to be paid for Warrants; or

•	decrease the number of Warrants being sought in the Offer; and

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that we first publish, send or give notice, in the manner specified in The Tender Offer—Section 10, of any such increase or decrease, we will extend the Offer until the expiration of ten business days from the date that we first publish notice of such increase or decrease.

If we otherwise materially change the Offer or information concerning the Offer, and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that we first publish, send or give notice, in the manner specified in The Tender Offer—Section 10, of any such material change, we will extend the Offer until the expiration of five business days from the date that we first publish notice of such material change.

Summer will purchase all Warrants properly tendered (and not properly withdrawn), upon the terms and subject to the conditions of the Offer. Warrants tendered and not purchased will be returned to the tendering warrant holder, or, in the case of Warrants tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the Warrants, at Summer’s expense and without expense to the tendering warrant holders, promptly after the Expiration Date or termination of the Offer.

We will mail this Offer to Purchase and the Letter of Transmittal to record holders of Warrants and we will furnish this Offer to Purchase to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Summer’s warrant holder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Warrants.

2.	Procedures for Tendering Warrants.

Proper Tender of Warrants. For warrant holders to properly tender Warrants under the Offer:

•

the Depositary must receive, at the Depositary’s address set forth on the back cover page of this Offer to Purchase, Warrant certificates (or confirmation of receipt of such Warrants under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “agent’s message,” and any other documents required by the Letter of Transmittal, before the Offer expires, or

•	the tendering warrant holder must comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Warrants, it is likely they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine their applicable deadline.

We recommend that warrant holders who hold Warrants through brokers, dealers, commercial banks, trust companies or other nominees consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs are applicable if they tender Warrants through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:

•

the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, shall include any participant in The Depository Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the Warrants) of the Warrants tendered therewith and the holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” in the Letter of Transmittal; or

•

Warrants are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the Letter of Transmittal.

If a Warrant certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed, in either case signed exactly as the name of the registered holder appears on the Warrant certificate, with the signature guaranteed by an eligible guarantor institution.

Summer will make payment for Warrants tendered and accepted for payment in the Offer only after the Depositary timely receives Warrant certificates or a timely confirmation of the book-entry transfer of the Warrants into the Depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed Letter of Transmittal, or an agent’s message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery. The method of delivery of all documents, including Warrant certificates, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering warrant holder. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured.

Book-Entry Delivery. The Depositary will establish an account with respect to the Warrants for purposes of the Offer at the book-entry transfer facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the Warrants by causing the book-entry transfer facility to transfer Warrants into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although participants in the book-entry transfer facility may affect delivery of Warrants through a book-entry transfer into the Depositary’s account at the book-entry transfer facility, either

•

a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover page of this Offer to Purchase before the Expiration Date, or

•	the guaranteed delivery procedure described below must be followed.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the Warrants that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Summer may enforce the agreement against the participant.

Delivery of the Letter of Transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the Depositary.

United States Federal Backup Withholding Tax. In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Offer, a U.S. warrant holder surrendering Warrants in the Offer must, unless an exemption applies, provide the Depositary with such warrant holder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a warrant holder does not provide such warrant holder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such warrant holder and payment of cash to such warrant holder pursuant to the Offer may be subject to backup withholding of 28%. All warrant holders surrendering Warrants pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Summer and the Depositary). Certain warrant holders (including, among others, corporations) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding. Non-U.S. warrant holders should complete and sign the main signature form included as part of the Letter of Transmittal and an appropriate Form W-8 (instead of a Substitute Form W-9), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See the Letter of Transmittal.

United States Federal Withholding Tax on Payments to Non-United States Warrant Holders. Non-United States Warrant holders (as defined in Section 12) may be subject to a 30% United States federal withholding tax on payments received pursuant to the Offer. As described in Special Factors—Section 5, a sale of Warrants pursuant to the Offer may qualify for sale or exchange treatment or may constitute a taxable dividend, depending on a particular stockholders’ facts and circumstances. The Depositary generally will treat payments made to Non-United States Warrant holders pursuant to the Offer as taxable dividends. Accordingly, in compliance with United States federal income tax laws, the Depositary will withhold 30% of gross proceeds payable to a Non-United States Warrant holder unless the Non-United States Warrant holder provides the Depositary with (i) a properly executed IRS Form W-8BEN (or other applicable Form W-8) certifying that it is entitled to a reduced rate of withholding under an applicable tax treaty or (ii) a properly executed IRS Form W-8ECI certifying that it is exempt from withholding because the payment is effectively connected with the Non-United States Warrant holder’s conduct of a trade or business in the United States. A Non-United States Warrant holder may be eligible to obtain a refund of all or a portion of any tax withheld if its sale of shares of the Warrants pursuant to the Offer satisfies the requirements or sale or exchange treatment described in Special Factors—Section 5 or the Non-United States Warrant holder is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-United States Warrant holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedures.

Guaranteed Delivery. If a warrant holder desires to tender Warrants into the Offer and the warrant holder’s Warrant certificates are not immediately available or the warrant holder cannot deliver the Warrant certificates to the Depositary before the Expiration Date, or the warrant holder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the warrant holder may nevertheless tender the Warrants, provided that the warrant holder satisfies all of the following conditions:

•	the warrant holder makes the tender by or through an eligible guarantor institution;

•

the Depositary receives by hand, mail, overnight courier or facsimile transmission, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form Summer has provided, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

•

the Depositary receives the Warrant certificates, in proper form for transfer, or confirmation of book-entry transfer of the Warrants into the Depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent’s message, and any other documents required by the Letter of Transmittal, within three trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Return of Unpurchased Warrants. The Depositary will return certificates for unpurchased Warrants promptly after the expiration or termination of the Offer or the proper withdrawal of the Warrants, as applicable, or, in the case of Warrants tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the Warrants to the appropriate account maintained by the tendering warrant holder at the book-entry transfer facility, in each case without expense to the warrant holder.

Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects. Summer will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Warrants, and its determination will be final and binding on all parties. Summer reserves the absolute right to reject any or all tenders of any Warrants that it determines are not in proper form or the acceptance for payment of or payment for which Summer determines may be unlawful. Summer also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Warrants or any particular warrant holder, and Summer’s interpretation of the terms of the Offer will be final and binding on all parties. No tender of Warrants will be deemed to have been properly made until the warrant holder cures, or Summer waives, all defects or irregularities. None of Summer, the Depositary, or the information agent, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Tendering Warrant Holder’s Representation and Warranty; Summer’s Acceptance Constitutes an Agreement. A tender of Warrants under any of the procedures described above will constitute the tendering warrant holder’s acceptance of the terms and conditions of the Offer, as well as the tendering warrant holder’s representation and warranty to Summer that:

•	the warrant holder has a net long position in the Warrants or equivalent securities at least equal to the Warrants tendered within the meaning of Rule 14e-4 of the Exchange Act (“Rule 14e-4”), and

•	the tender of Warrants complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Warrants for that person’s own account unless, at the time of tender and at the end of the offer period (including any extensions thereof), the person so tendering:

•	has a net long position equal to or greater than the amount tendered in the Warrants, or

•	has securities immediately convertible into, or exchangeable or exercisable for, the Warrants, and

•	will deliver or cause to be delivered the Warrants in accordance with the terms of the Offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Summer’s acceptance for payment of Warrants tendered under the Offer will constitute a binding agreement between the tendering warrant holder and Summer upon the terms and conditions of the Offer.

Lost or Destroyed Certificates. Warrant holders whose Warrant certificate for part or all of their Warrants has been lost, stolen, misplaced or destroyed may contact Continental Stock Transfer & Trust Company, the transfer agent for Summer Warrants, at the address and telephone number set forth on the back cover of this Offer to Purchase, for instructions as to obtaining a replacement Warrant certificate. That Warrant certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Warrants that are tendered and accepted for payment. The warrant holder may have to post a bond to secure against the risk that the Warrant certificate may subsequently emerge. We recommend that warrant holders whose Warrant certificate has been lost, stolen, misplaced or destroyed contact Continental Stock Transfer & Trust Company immediately in order to permit timely processing of this documentation.

Warrant holders must deliver Warrant certificates, together with a properly completed and duly executed Letter of Transmittal, including any signature guarantees, or an agent’s message, and any other required documents to the Depositary and not to Summer or the information agent. Summer or the information agent will not forward any such documents to the Depositary, and delivery to Summer or the information agent will not constitute a proper tender of Warrants.

3.	Withdrawal Rights.

Warrant holders may withdraw Warrants tendered into the Offer at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 5:00 p.m., New York City time, on November 5, 2007 unless theretofore accepted for payment as provided in this Offer to Purchase.

For a withdrawal to be effective, the Depositary must receive, prior to the Expiration Date, a written or facsimile transmission notice of withdrawal at the Depositary’s address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering warrant holder, the number of Warrants that the warrant holder wishes to withdraw and the name of the registered holder of the Warrants. If the Warrant certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the Warrant certificates, the serial numbers shown on the Warrant certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Warrants have been tendered for the account of an eligible guarantor institution.

If a warrant holder has tendered Warrants under the procedure for book-entry transfer set forth in The Tender Offer—Section 2, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Warrants and must otherwise comply with the book-entry transfer facility’s procedures. Summer will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding. None of Summer, the Depositary, the information agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

A warrant holder may not rescind a withdrawal and Summer will deem any Warrants that a warrant holder properly withdraws not properly tendered for purposes of the Offer, unless the warrant holder properly re-tenders the withdrawn Warrants before the Expiration Date by following one of the procedures described in The Tender Offer—Section 2.

4.	Purchase of Warrants and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, Summer will accept for payment and pay for, and thereby purchase, Warrants properly tendered and not properly withdrawn prior to the Expiration Date.

For purposes of the Offer, Summer will be deemed to have accepted for payment, and therefore purchased, Warrants that are properly tendered and are not properly withdrawn, subject to the proration provisions of the Offer, only when, as and if Summer gives oral or written notice to the Depositary of its acceptance of the Warrants for payment under the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, Summer will accept for payment and pay $1.00 per Warrant for up to 18,400,000 Warrants if properly tendered and not properly withdrawn, or such fewer number of Warrants as are properly tendered and not properly withdrawn.

Summer will pay for Warrants that we purchase under the Offer by depositing the aggregate purchase price for these Warrants with the Depositary, which will act as agent for tendering warrant holders for the purpose of receiving payment from Summer and transmitting payment to the tendering warrant holders.

Warrants tendered and not purchased will be returned to the tendering warrant holder, or, in the case of Warrants tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the Warrants, at Summer’s expense and without expense to the tendering warrant holders, promptly after the Expiration Date or termination of the Offer. Under no circumstances will Summer pay interest on the purchase price regardless of any delay in making the payment. If certain events occur, Summer may not be obligated to purchase Warrants under the Offer. See The Tender Offer—Section 5.

Summer will pay all transfer taxes, if any, payable on the transfer to us of Warrants purchased under the Offer. If, however,

•	payment of the purchase price is to be made to any person other than the registered holder, or

•	if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal,

then the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See the Letter of Transmittal.

5.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, Summer will not be required to accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Warrants tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, any of the following events shall have occurred (or shall have been reasonably determined by Summer to have occurred) that, in Summer’s reasonable judgment and regardless of the circumstances giving rise to the event or events, make it inadvisable to proceed with the Offer or with acceptance for payment:

•

there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Warrants under the Offer or otherwise relates in any manner to the Offer; or

•

there shall have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Summer or any of its subsidiaries, by any court or any authority, agency or tribunal that, in Summer’s reasonable judgment, would or might, directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer; or

•	delay or restrict the ability of Summer, or render Summer unable, to accept for payment or pay for some or all of the Warrants.

The foregoing conditions are for the sole benefit of Summer and may be waived by Summer, in whole or in part, at any time and from time to time, before the Expiration Date, in its sole discretion. Summer’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by Summer concerning the events described above will be final and binding on all parties.

6.	Price Range of Warrants and Common Stock

Our Warrants and common stock are listed on the Nasdaq Capital Market under the symbols “SUMRW” and “SUMR,” respectively. The following table sets forth, for the periods indicated, the range of the high and low sales prices of our Warrants and common stock as reported by Nasdaq:

	High	Low
	($)	($)
Warrants
2005
Second Quarter	0.63	0.53
Third Quarter	0.72	0.52
Fourth Quarter	0.60	0.41
2006
First Quarter	0.72	0.50
Second Quarter	0.76	0.45
Third Quarter	0.51	0.36
Fourth Quarter	0.71	0.35
2007
First Quarter	0.99	0.42
Second Quarter	0.95	0.40
Third Quarter	0.83	0.45
Fourth Quarter (through October 4, 2007)	0.64	0.53

	High	Low
	($)	($)
Common Stock
2005
Second Quarter	5.15	5.00
Third Quarter	5.19	5.00
Fourth Quarter	5.25	5.12
2006
First Quarter	5.48	5.24
Second Quarter	5.47	5.34
Third Quarter	5.45	5.30
Fourth Quarter	5.60	5.37
2007
First Quarter	5.68	4.90
Second Quarter	5.50	4.70
Third Quarter	5.70	3.91
Fourth Quarter (through October 4, 2007)	4.81	4.33

On October 4, 2007, the last trading day prior to the printing of this Offer to Purchase, the reported closing prices on the Nasdaq Capital Market for the Warrants and common stock were $0.60 and $4.61, respectively. We recommend that warrant holders obtain current market quotations.

As of September 30, 2007 there were approximately 12 holders of record of our common stock, three holders of record of our Warrants, and one record holder of our units.

We have not paid any cash dividends in the past on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future. We intend to retain earnings for the future operation and development of our business. Any future cash dividends to holders of our securities would depend on future earnings, capital requirements, our financial condition and other factors determined by our board of directors.

7.	Source and Amount of Funds.

Summer will need approximately $18,400,000 to purchase all of our outstanding Warrants. We expect that fees and expenses for the Offer will be approximately $300,000. We anticipate that we will obtain all of the funds necessary to purchase Warrants tendered in the Offer and to pay related fees and expenses through our existing cash resources and borrowings under our existing credit facilities. Consummation of the Offer is not contingent on Summer securing any financing. As of October 4, 2007, the Company had a line of credit with a $22,000,000 borrowing capacity that, together with available cash on hand, is sufficient for funding the Offer. The line of credit is provided by Bank of America with advances based on qualified accounts receivable and inventory. The term of the credit facility is through June 30, 2009.

8.	Certain Information Concerning Summer.

Information concerning our recent business combination

Our company as currently constituted was formed as a result of a business combination. Specifically, on March 6, 2007, under an Agreement and Plans of Reorganization, dated as of September 1, 2006 (“Acquisition Agreement”), KBL Healthcare Acquisition Corp. II (“KBL”), and its wholly owned subsidiary, SII Acquisition Corp. (“Acquisition Sub”), consummated a transaction by which (i) Summer Infant, Inc. (“SII”) was merged with and into Acquisition Sub and (ii) all of the outstanding capital stock of each of Summer Infant Europe, Limited (“SIE”) and Summer Infant Asia, Ltd. (“SIA” and, collectively, with SII and SIE, the “Targets”) was acquired directly by KBL.

Effective upon closing, the Company changed its name to “Summer Infant, Inc.” and SII changed its name to “Summer Infant (USA), Inc.” Thus, the Company is now a holding company called Summer Infant, Inc. operating though its wholly owned subsidiaries, Summer Infant (USA), Inc., Summer Infant Europe, Limited and Summer Infant Asia, Ltd.

On March 7, 2007, the securities of the Company commenced listing on the Nasdaq Capital Market under the symbols SUMR (common stock), SUMRW (warrants) and SUMRU (units). As of September 30, 2007, we had approximately 97,627 Units outstanding that had not separated into shares of our common stock and warrants. At such time as the Company determines to mandatorily separate these Units, then these remaining Units will cease to trade on the Nasdaq Capital Market and will be delisted from the Nasdaq Capital Market.

Historical Financial Information

We incorporate herein by reference the financial statements and notes and other thereto and other financial information included in the following reports and exhibits thereto:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2007;

•	Quarterly Report on Form 10-Q for the six months ended June 30, 2007; and

•	Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 12, 2007.

We also incorporate herein by reference the pro forma financial statements set forth in our Proxy Statement, dated February 13, 2007.

Summary Unaudited Pro Forma Financial Information

The following table shows (a) selected unaudited pro forma historical financial information as of and for the six months ended June 30, 2007 of the combined companies resulting from our business combination and (b) selected unaudited pro forma financial information for the same period, giving effect to the consummation of the Offer to purchase all of our outstanding Warrants at $1.00 per Warrant. The following unaudited pro forma information gives effect to the Offer as if it was completed on January 1, 2007 for purposes of consolidated statement of operations information and on June 30, 2007 for consolidated balance sheet information. The unaudited pro forma information assumes that all Warrants are tendered and purchased in the Offer and that Summer would have used borrowings under its existing credit facilities and reflects the related impact on interest expense. The unaudited pro forma financial information is intended for informational purposes only and does not purport to be indicative of the results that would actually have been obtained if the Offer had been completed at the dates indicated or the results that may be obtained in the future. Actual results may differ significantly from those shown in the unaudited pro forma information.

	Summer	Adjustments		Combined Giving Effect to Offer
Sales	$35,845			$35,845
Cost of Sales	22,022			22,022

GP	13,823			13,823
SG&A	11,222	$50	(a)	11,272

Operating Income	2,601	(50)		2,551
Interest Income (expense)	331	(655	)(b)	(324	)(b)

Pre-Tax Income	$2,932	$(705)		$2,227
Income Tax Expense				891

Net Income				$1,336

Shares				13,908,000
Earnings Per Share				$0.10

(a)	Reflects additional amortization of intangible assets as if the merger of Summer and KBL occurred on January 1, 2007.

(b)	Reflects additional interest expense assuming the purchase of the Warrants contemplated in the Offer occurred on January 1, 2007.

Additional Information

Summer is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files periodic reports, proxy statements and other information relating to its business, financial condition and other matters. Summer is required to disclose in these proxy statements certain information, as of particular dates, concerning the Summer directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of Summer and any material interest of such persons in transactions with Summer. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Summer has filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the Offer. This material and other information may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the Securities and Exchange Commission’s customary charges, by writing to the Public Reference Section at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

Incorporation by Reference

The rules of the Securities and Exchange Commission allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. These documents contain important information about us.

SEC Filings (File No. 000-51228)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2006

Quarterly Report on Form 10-Q	Three months ended March 31, 2007

Quarterly Report on Form 10-Q	Six months ended June 30, 2007

Proxy Statement	February 13, 2007

Current Report on Form 8-K	March 12, 2007

Current Report on Form 8-K	July 3, 2007

Current Report on Form 8-K	October 4, 2007

We incorporate by reference the documents listed. You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address: Summer Infant, Inc., 1275 Park East Drive, Woonsocket, Rhode Island 02895, (401) 334-9966, Attention: Investor Relations. Please be sure to include your complete name and address in the request.

9.	Legal Matters; Regulatory Approvals.

Summer is not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of Warrants as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of Warrants by Summer as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Warrants tendered under the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business, results of operations and/or financial condition. The obligations of Summer under the Offer to accept for payment and pay for Warrants is subject to certain general conditions.

10.	Extension of the Offer; Termination; Amendment.

Summer expressly reserves the right, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by Summer to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Warrants by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. Summer also expressly reserves the right to terminate the Offer and not accept for payment or pay for any Warrants not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Warrants upon the occurrence of any of the conditions specified in The Tender Offer—Section 5 by giving oral or written notice of termination or postponement to the Depositary and making a public announcement of termination or postponement. Summer’s reservation of these rights to delay payment for Warrants that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Summer must pay the consideration offered or return the Warrants tendered promptly after termination or withdrawal of the Offer. Subject to compliance with applicable law, Summer further reserves the right, regardless of whether any of the events set forth in The Tender Offer—Section 5 shall have occurred or shall be deemed by Summer to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Warrants or by decreasing or increasing the number of Warrants being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made under the Offer will be disseminated promptly to warrant holders in a manner reasonably designed to inform warrant holders of the change. Without limiting the manner in which Summer may choose to make a public announcement, except as required by applicable law, Summer shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through Business Wire.

If Summer materially changes the terms of the Offer or the information concerning the Offer, Summer will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If

•

Summer increases or decreases the price to be paid for Warrants, or increases or decreases the number of Warrants being sought in the Offer and, in the case of an increase in the number of Warrants being sought, such increase exceeds 2% of the outstanding Warrants, and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 13,

•	then the Offer will be extended until the expiration of such ten business day period.

11.	Fees and Expenses.

Summer has retained Morrow & Co., Inc. to act as information agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of

Warrants by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee warrant holders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed by Summer for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the United States federal securities laws.

No fees or commissions will be payable by Summer to brokers, dealers, commercial banks or trust companies (other than fees to the Information Agent, and the Depositary for soliciting or recommending tenders of Warrants under the Offer. We recommend warrant holders holding Warrants through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if warrant holders tender Warrants through such brokers or banks and not directly to the Depositary. Summer, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Summer, the Information Agent, or the Depositary for purposes of the Offer. Summer will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Warrants, except as otherwise provided in this Offer to Purchase and Instruction 7 in the Letter of Transmittal.

12.	Miscellaneous.

Summer is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If Summer becomes aware of any jurisdiction where the making of the Offer or the acceptance of Warrants pursuant thereto is not in compliance with applicable law, Summer will make a good faith effort to comply with the applicable law. If, after such good faith effort, Summer cannot comply with the applicable law, Summer will not make the Offer to (nor will tenders be accepted from or on behalf of) the holders of Warrants in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Summer by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rules 13e-4(c)(2) under the Exchange Act, Summer has filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning Summer.

Summer’s Board of Directors has not taken a position on the whether warrant holders should tender their Warrants in the Offer. Summer has not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Summer, the Information Agent or the Depositary.

The Letter of Transmittal and Warrant certificates and any other required documents should be sent or delivered by each warrant holder or that warrant holder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth on the back cover.

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

By Registered Mail: Continental Stock Transfer & Trust Company Attn: Reorganization Dept. 17 Battery Place 8th Floor New York, NY 10004	By Hand: Continental Stock Transfer & Trust Company Attn: Reorganization Dept. 17 Battery Place 8th Floor New York, NY 10004	By Overnight Courier: Continental Stock Transfer & Trust Co. Attn: Reorganization Dept. 17 Battery Place 8th Floor New York, NY 10004

Please direct any questions or requests for assistance to the Information Agent at the telephone number and address set forth below. Please direct requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery to the Information Agent at the telephone number and address set forth below. Warrant holders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Morrow & Co., Inc.

470 West Avenue—3rd Floor

Stamford, CT 06902

Banks and Brokerage Firms, Please Call: (203) 658-9400

Warrant Holders Call Toll Free: (800) 607-0088